EXHIBIT 99.1

Pain Therapeutics Reports 2013 Financial Results and Provides Guidance for 2014

Conference Call Today at 5:00 p.m. Eastern

AUSTIN, Texas , Feb. 4, 2014 (GLOBE NEWSWIRE) -- Pain Therapeutics, Inc. (Nasdaq:PTIE) today reported financial results for 2013 and provided guidance for 2014. Net profit in 2013 was $31.5 million, or $0.70 per diluted share, compared to a net loss in 2012 of $3.4 million, or $0.08 per share.

"We are excited about what lies ahead for PTIE in 2014," said Remi Barbier, President & CEO. "We'll be watching the progress of REMOXY carefully over the next few quarters, as Pfizer has stated an intent to refile an NDA mid-2015. Any moves towards risk-reduction around this drug candidate may accelerate our corporate strategy to transition from purely an R&D company to a mix of R&D and product revenue. Based on the clinical and commercial profiles of REMOXY, and potential upside of our early-stage assets, I believe 2014 may be a pivotal year for us."

We expect net cash usage for 2014 may be approximately $12 million, reflecting increased investment in early-stage assets. At December 31, 2013, cash and investments were $49.8 million.

Financial Highlights for 2013

  Total revenue increased to $41.1 million in 2013 from $10.6 million in 2012, reflecting a previously disclosed amendment in our strategic alliance with Pfizer, Inc. In Q4 2013, we amended our strategic alliance with Pfizer and, as a result, recognized all remaining non-cash deferred revenue at the end of Q3 2013 as contract revenue during Q4 2013.

  We do not expect to have taxable income in 2013 because the related revenue was recognized for tax purposes in prior years.

  Research and development expenses decreased to $4.9 million in 2013 from $7.6 million in 2012, primarily due to lower cash compensation and non-cash stock-related compensation. Research and development expenses included non-cash stock-related compensation costs of $1.3 million in 2013 and $3.2 million in 2012.

  General and administrative expenses decreased to $4.8 million in 2013 from $7.2 million in 2012, primarily due to lower cash compensation and non-cash stock-related compensation. General and administrative expenses included non-cash stock-related compensation costs of $1.8 million in 2013 and $3.4 million in 2012.

  At December 31, 2013, cash and investments were $49.8 million, compared to $56.3 million at December 31, 2012. We have no debt.

ABOUT REMOXY

Our lead drug candidate, REMOXY®, is an extended-release oral formulation of oxycodone for the management of moderate-to-severe pain when a continuous, around-the-clock opioid analgesic is needed for an extended period of time. We designed REMOXY to discourage common methods of tampering and misuse. Pfizer, Inc. (NYSE:PFE) is our exclusive, worldwide commercial partner for REMOXY (oxycodone) Extended-Release Capsules CII, except as to Australia and New Zealand.

REMOXY Deal Economics

  To date, we have received total cash payments of $185 million in program fees and milestone payments under our strategic alliance with Pfizer.

  We are eligible to receive from Pfizer a $15.0 million payment upon FDA approval of REMOXY.

  After the commercial launch of REMOXY by Pfizer, we will receive a royalty of 20% of net sales in the United States, except as to the first $1.0 billion in cumulative net sales, which royalty is set at 15%. Outside the United States, the royalty rate is 10%.

  We will also receive from Pfizer a supplemental payment of 6.0% to 11.5% of net sales, depending on the range of total dollar sales in each year, covered by the strategic alliance. This supplemental payment is tied to the full amount of our financial obligations to Durect Corporation, our exclusive supplier of certain excipients in REMOXY.

  In October 2013, Pfizer returned to us all rights with respect to abuse-resistant formulations of three opioid drugs: hydrocodone, hydromorphone and oxymorphone. These drug assets now vest exclusively in us without any royalty or other obligation to Pfizer. We are free to develop and commercialize these assets on our own or with a licensee of our choice, and may do so without notice or approval from Pfizer.  Investigational New Drug (IND) applications for all three drug assets are in place with FDA.  We have not yet made a decision to develop or to out-license these three drug assets.

  All development and commercialization expenses around REMOXY are reimbursed or paid for by Pfizer.

  We retain commercial rights to REMOXY in Australia/New Zealand. We have not yet announced a market entry strategy for these territories.

Conference Call

Pain Therapeutics will host a conference call today at 5:00 p.m. Eastern time to discuss 2013 financial results, provide guidance for 2014 and to respond to questions.

To participate in the conference call, please dial 1-877-407-9039 (within the U.S.) or 1-201-689-8470 (outside the U.S.) prior to the start of the call.  Those interested in listening to the conference call live via the internet may do so by visiting the Company's website at www.paintrials.com.  A playback of the call will be available for approximately 7 days after the live event.  To access the playback, please dial 1-877-870-5176 (within the U.S.) or 1-858-384-5517 (outside the U.S.) and enter code 13575504.

About Pain Therapeutics, Inc.

Pain Therapeutics, Inc. is a biopharmaceutical company that develops novel drugs.  The FDA has not approved any of our drug candidates for commercial sale.  For more information, please visit www.paintrials.com.

Note Regarding Forward-Looking Statements: This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"). Pain Therapeutics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, any statements relating to the company's projected cash use for 2014; the progress of REMOXY over the next few quarters, future growth of early stage assets, expectations related to taxable income for 2013; potential future milestone payments; reimbursement of development expenses for REMOXY and supplemental payments and royalties based on revenue from REMOXY. Such statements are based on management's current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in obtaining regulatory approval of REMOXY and in development, testing and pursuit of regulatory approval of our other drug candidates; unexpected adverse side effects or inadequate therapeutic efficacy of our drug candidates; difficulties or delays in commercialization efforts with respect to our products, if any are approved for marketing, or failure of such products to gain market acceptance; the uncertainty of patent protection for our intellectual property or trade secrets; unanticipated additional research and development, litigation and other costs; the timing and receipt of funds from Pfizer; potential diversion of resources from the pursuit of development and commercialization of REMOXY; and the potential for abuse-resistant pain medications or other competing products or therapies to be developed by competitors and potential competitors or others. For further information regarding these and other risks related to the Company's business, investors should consult the Company's filings with the Securities and Exchange Commission.

– Financial Tables Follow –

PAIN THERAPEUTICS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2013	2012(1)	2013	2012(1)
Revenue:
Program fee revenue	$ 35,244	$ 2,468	$ 41,119	$ 10,641
Collaboration revenue	—	—	—	249
Total revenue	35,244	2,468	41,119	10,890
Operating expenses:
Research and development	1,151	2,101	4,917	7,605
General and administrative	1,190	2,209	4,837	7,182
Total operating expenses	2,341	4,310	9,754	14,787
Operating income (loss)	32,903	(1,842)	31,365	(3,897)
Interest and other income, net	39	46	106	451
Income (loss) before provision for (benefit from) income taxes	32,942	(1,796)	31,471	(3,446)
Provision for (benefit from) income taxes	(73)	—	(73)	—
Net income (loss)	$ 33,015	$ (1,796)	$ 31,544	$ (3,446)
Net income (loss) per share
Basic	$ 0.73	$ (0.04)	$ 0.70	$ (0.08)
Diluted	$ 0.72	$ (0.04)	$ 0.70	$ (0.08)
Weighted-average shares used in computing net income (loss) per share
Basic	$ 45,059	$ 44,903	$ 45,007	$ 44,753
Diluted	$ 45,862	$ 44,903	$ 45,208	$ 44,753

CONDENSED BALANCE SHEETS
			December 31,
			2013	2012(1)
			(Unaudited)
Assets
Current assets
Cash, cash equivalents and marketable securities			$ 49,838	$ 56,254
Other current assets			265	253
Total current assets			50,103	56,507
Other non-current assets			—	352
Total assets			$ 50,103	$ 56,859
Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued development expenses			$ 1,086	$ 1,290
Deferred program fee revenue - current portion			—	7,832
Other accrued liabilities			715	877
Total current liabilities			1,801	9,999
Non-current liabilities
Deferred program fee revenue - non-current portion			—	33,287
Other liabilities			—	437
Total liabilities			1,801	43,723
Stockholders' equity
Common stock			45	45
Additional paid-in-capital			152,363	148,738
Accumulated other comprehensive income			1	4
Accumulated deficit			(104,107)	(135,651)
Total stockholders' equity			48,302	13,136
Total liabilities and stockholders' equity			$ 50,103	$ 56,859

(1) Derived from the Company's annual financial statements as of December 31, 2012, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.

CONTACT: For More Information Contact:
         Peter S. Roddy
         Vice President and Chief Financial Officer
         Pain Therapeutics, Inc.
         proddy@paintrials.com
         (512) 501-2450

         Barbara Ryan
         FTI Consulting
         Barbara.ryan@fticonsulting.com
         (212) 850-5679